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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:   MFS Series Trust XII
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Address of Principal Business Office (No. & Street, City, State, Zip Code):
500 Boylston Street, Boston, MA  02116
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Telephone Number (including area code): 617-954-5000
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Name and address of agent for service of process:
Susan S. Newton, Massachusetts Financial Services Company, 500 Boylston Street, Boston, MA 02116
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Check Appropriate Blank:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
         Yes   X                    No
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Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Boston, and The Commonwealth of Massachusetts on the 30th day of June, 2005.

                                               MFS SERIES TRUST XII

                                               By: SUSAN S. NEWTON
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                                                   Susan S. Newton
                                                   Assistant Secretary

Attest: BRIAN T. HOURIHAN
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        Brian T. Hourihan
        Assistant Secretary